Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Wayside Technology Group, Inc. (732) 389-0932 investors@waysidetechnology.com

Wayside Technology Appoints Chief Financial Officer

Shrewsbury, NJ, August 20, 2012 — Wayside Technology Group Inc., a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities, today announced that it has appointed Tom Flaherty, 45, as Vice President and Chief Financial Officer, effective as of August 20, 2012.

“I am very pleased to welcome Tom to our Company and to our leadership team,” said Simon Nynens, President and Chief Executive Officer, Wayside Technology Group, Inc. “His proven track record of financial leadership will be a valuable asset as we continue to build our Company.”

Mr. Flaherty brings to Wayside Technology Group over 20 years of financial, transactional, SEC reporting, and accounting experience. He most recently served as Vice President of Finance of StemCyte, Inc. from 2008 to 2012.  Before that, from 2004 to 2008, Mr. Flaherty served as Corporate Controller & US Division Controller at VPIsystems, Inc., an international enterprise class software company.  Prior to joining VPIsystems, Inc., from 1997 to 2004, Mr. Flaherty served as Chief Financial Officer and founder of Bike-Time, LLC and GeeWhiz Toys, LLC. Mr. Flaherty was also employed by Centennial Communications Corp. and Ernst & Young, LLP. He also is a Certified Public Accountant.

About Wayside Technology Group

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Acronis, CA Technologies, DataCore, Datawatch, Dell, Doyenz, Flexera Software, GFI, Hewlett Packard, Infragistics, Intel Software, Lenovo, Microsoft, Mindjet, Oracle, Quest Software, SolarWinds, Sophos/Astaro, StorageCraft Technology, TechSmith, Veeam, Vision Solutions, and VMware.

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The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.